EXHIBIT 99.1

Veritone Beats Top- and Bottom-Line Guidance
with Record Q4 and Full Year 2020 Financial Results

Q4 aiWARE SaaS Solutions and Advertising Revenue each up over 50% Year over Year

●	Record Q4 Revenue of $16.8 Million, Up 35% Year over Year
●	Grew Q4 aiWARE SaaS Solutions and Advertising Revenues to $4.4 Million and $9.7 Million, Up 31% and 11% Sequentially and 53% and 50% Year over Year, Respectively
●	Increased Q4 Gross Profit 43% Year over Year to $12.7 Million
●	Improved Q4 GAAP Net Loss 17% Year over Year to $12.4 Million
●	Improved Q4 Non-GAAP Net Loss 51% Year over Year to $3.9 Million
●	Recorded Q4 Non-GAAP Net Income from Core Operations of $1.1 Million, an Improvement of 141% Sequentially and over $3.5 Million Year over Year
●	Sold 3.45 Million Shares of Common Stock for Net Cash Proceeds of $59.8 Million in Q4 2020, Increasing Cash Balance to Over $100 Million as of December 31, 2020

DENVER, CO – March 4, 2021 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today reported results for the fourth quarter and year ended December 31, 2020.

Veritone reported record revenue of $16.8 million and $57.7 million for the fourth quarter and full year of 2020, respectively, reflecting record contributions in both periods from aiWARE SaaS Solutions and Advertising. For the fourth quarter of 2020, GAAP net loss was $12.4 million and non-GAAP net loss was $3.9 million, improving $2.5 million and $4.1 million, respectively, compared with the fourth quarter of 2019. For the full year 2020, GAAP net loss was $47.9 million and non-GAAP net loss was $20.6 million, improving $14.2 million and $15.6 million, respectively, compared with 2019.

“During an unprecedented year, Veritone demonstrated great agility and execution, and thrived -- delivering for our customers while keeping true to our core mission,” said Chad Steelberg, Chairman and CEO of Veritone. “I am proud to report that we achieved record fourth quarter and full year results and started 2021 with the strongest balance sheet in our history.  We will continue to execute our strategic growth plans, and we expect 2021 full year revenue growth to be in excess of 40% at the high end of our guidance range.”

Ryan Steelberg, President of Veritone added, “Every area of our business exceeded expectations.  In Q4, we grew aiWARE SaaS revenue by 53% year over year, led by our government, legal and compliance and energy markets.  Our fourth quarter 2020 Advertising revenue, including the contribution of our VeriAds Network, also grew by over 50% year over year despite a challenging pandemic-affected advertising market.  We are well positioned to accelerate our growth in 2021, with a strong pipeline, low attrition rate, and strong demand for our products and services.

Recent Business Highlights

●	Named to Forbes’ 2021 list of best small-cap companies in America
●	Launched new Automate Studio to accelerate AI-based digital transformation initiatives
●	Formed strategic relationship with Alteryx to power Alteryx Analytical Process Automation with new, advanced AI capabilities
●	Announced integration of aiWARE with NVIDIA CUDA and EGX GPU products to dramatically increase AI processing speeds
●	Awarded three new patents, extending the Company’s technology lead in renewable energy optimization

Business Outlook

First Quarter 2021

●	Revenue is expected to range from $17.0 million to $17.5 million, representing a 45% increase year over year at the midpoint.
●	Non-GAAP net loss is expected to range from $4.4 million to $3.9 million, representing a 38% improvement year over year at the midpoint.
●

Management also expects to record (i) a one-time, non-cash charge of approximately $16.2 million for stock-based compensation expense related to the vesting of its performance-based stock options and (ii) a one-time charge of approximately $4.5 million associated with the sublease of its former corporate headquarters facility in Costa Mesa, California, which includes non-cash write-downs of approximately $1.9 million.

Full Year 2021

●

Revenue is expected to be in the range of $76.0 million to $81.0 million, representing a year-over-year increase of 36% at the midpoint and over 40% at the high end. aiWARE SaaS Solutions revenue is expected to grow 60% to 65% year over year.

●	Non-GAAP net loss is expected to be in the range of $18.0 million to $14.0 million, representing a 22% improvement year over year at the midpoint.

Financial Results for Fourth Quarter Ended December 31, 2020

Revenue was a record $16.8 million, compared with $12.4 million in the fourth quarter of 2019.  The growth reflects a 53% increase in aiWARE SaaS Solutions, including revenue from the Company’s new energy solutions, and a 50% increase in Advertising, reflecting contributions from both the VeriAds Network and Veritone One, offset slightly by a 13% decrease in aiWARE Content Licensing and Media Services due primarily to lower licensing activity resulting from the cancellation of sporting events because of the pandemic. Gross profit increased to $12.7 million, up 43% compared with $8.9 million in the fourth quarter of 2019, driven largely by the growth in revenue in aiWARE SaaS Solutions and Advertising.

Loss from operations was $12.3 million, compared with $14.6 million in the fourth quarter of 2019. The $2.3 million improvement was driven primarily by a $3.8 million increase in gross profit due to the higher revenue level and cost savings on efficiencies realized from enhancements to the Company’s aiWARE operating system, offset in part by increased personnel-related costs, including $1.2 million of additional non-cash stock-based compensation expense.

GAAP net loss was $12.4 million, or $0.43 per share, an improvement of $2.5 million compared with $14.9 million, or $0.61 per share, in the fourth quarter of 2019.  Non-GAAP net loss was $3.9 million, or $0.14 per share, compared with $8.1 million, or $0.33 per share, in the fourth quarter of 2019.  The $4.1 million improvement in non-GAAP net loss was driven by the Company’s Core Operations, which improved $3.5 million to non-GAAP net income of $1.1 million, compared with a non-GAAP net loss of $2.5 million in the fourth quarter of 2019, and by Corporate, which improved $0.6 million to a non-GAAP net loss of $5.0 million.

As of December 31, 2020, the Company had cash and cash equivalents of $114.8 million, including $40.1 million of cash received from Advertising clients for future payments to vendors, and no long-term debt.

Financial Results for Year Ended December 31, 2020

Revenue was a record $57.7 million, compared with $49.6 million in 2019.  The growth reflects a 30% increase in aiWARE SaaS Solutions and a 29% increase in Advertising, with strong contributions from both VeriAds and Veritone One, offset by a 16% decrease in aiWARE Content Licensing and Media Services due primarily to lower licensing activity resulting from the cancellation of sporting events because of the pandemic.

GAAP net loss was $47.9 million, or $1.73 per share, an improvement of $14.2 million compared with $62.1 million, or $2.85 per share, in 2019.  Non-GAAP net loss was $20.6 million, or $0.75 per share, compared with $36.2 million, or $1.66 per share, in 2019.  The $15.6 million improvement in Non-GAAP net loss was driven by the Company’s Core Operations, which improved $13.7 million to Non-GAAP net loss of $0.8 million, compared with a Non-GAAP net loss of $14.5 million in 2019, and by Corporate, which improved $1.9 million to a Non-GAAP net loss of $19.8 million.

Conference Call

Veritone will hold a conference call on Thursday, March 4, 2021 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its results for the fourth quarter and full year of 2020 and its outlook for the first quarter and full year of 2021, provide an update on the business, and conduct a question and answer session. To listen, please join the webcast or dial-in. To avoid a wait, if dialing in, please pre-register or call in 20 minutes in advance.

● Preregister*	https://dpregister.com/10151804
● Live audio webcast:	investors.veritone.com
● Domestic call number:	844-750-4897
● International call number:	412-317-5293
● Call ID:	10151804

* Callers who pre-register will be emailed upon registering a conference pass code and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. If you have any difficulty connecting with the conference call, please contact LHA Investor Relations at 415-433-3777.

A replay of the audio webcast will be available on the Company’s website approximately one hour after the call ends. A telephonic replay of the call will be available through March 18, 2021:

Replay number:                                         1-877-344-7529

International replay number:                   1-412-317-0088

Replay ID:                                                   10151804

About the Presentation of Supplemental Non-GAAP Financial Information

In this news release, the Company has supplemented its financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures:  “gross profit,” “Non-GAAP net loss,” and “Non-GAAP net loss per share.” Gross profit is the Company’s revenue less its cost of revenue. Non-GAAP net loss is the Company’s net loss, adjusted to exclude interest expense, provision for income taxes, depreciation expense, amortization expense, stock-based compensation expense, a reserve for state sales taxes, lease termination charges, severance costs, and certain acquisition, integration and financing-related costs.  Non-GAAP net loss should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from Non-GAAP net loss, as well as a breakdown of GAAP net loss, non-GAAP net income (loss) and these excluded items between the Company’s core operations and corporate, are detailed in the reconciliations included following the financial statements attached to this news release. Other companies (including the Company’s competitors) may define Non-GAAP net loss differently.

Core Operations consists of the Company’s aiWARE operating platform of software, SaaS and related services; content, licensing and advertising agency services; and their supporting operations, including direct costs of sales as well as operating expenses for sales, marketing and product development and certain general and administrative costs dedicated to these operations.  Corporate principally consists of general and administrative functions such as executive, finance, legal, people operations, fixed overhead expenses (including facilities and information technology expenses), other income (expenses) and taxes, and other expenses that support the entire Company, including public company driven costs.

In addition, following the financial statements attached to this news release, the Company has provided additional supplemental non-GAAP measures of gross profit, operating expenses, loss from operations, other income (expense), net, and loss before income taxes, excluding the items excluded from non-GAAP net loss as noted above, and reconciling such non-GAAP measures to the applicable GAAP measures.

The Company presents this supplemental non-GAAP financial information because management believes such information to be important supplemental measures of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting and budgeting. These non-GAAP measures may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider this supplemental non-GAAP financial information in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

About Veritone

Veritone (NASDAQ: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The Company’s proprietary operating system, aiWARE™, powers a diverse set of AI applications and intelligent process automation solutions that are transforming both commercial and government organizations. aiWARE orchestrates an expanding ecosystem of machine learning models to transform audio, video, and other data sources into actionable intelligence. The Company’s AI developer tools enable its customers and partners to easily develop and deploy custom applications that leverage the power of AI to dramatically improve operational efficiency and unlock untapped opportunities. Veritone is headquartered in Denver, Colorado, and has offices in Costa Mesa, London, New York, and San Diego. To learn more, visit Veritone.com.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s expectations regarding its continued execution of its strategic growth plans, its expectation of accelerated growth in 2021, and the Company’s expected total revenue and Non-GAAP net loss in the first quarter and full year of 2021. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the impact of the economic disruption caused by COVID-19 pandemic on the business of the Company and that of its existing and potential customers; the Company’s ability to achieve broad recognition and customer acceptance of its products and services; the Company’s ability to continue to develop and add additional capabilities and features to its aiWARE operating system; the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and applications; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines and applications onto its aiWARE operating system, and to continue to be able to access and utilize such engines and applications, and the cost thereof;  as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Certain of these judgments and risks are discussed in more detail in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s beliefs, estimates and predictions as of the date hereof, and the Company undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Kirsten Chapman

LHA Investor Relations

(415) 433-3777

veritone@lhai.com

VERITONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	As of
	December 31,	December 31,
	2020	2019
ASSETS

Cash and cash equivalents	$114,817	$44,065
Accounts receivable, net	16,666	21,352
Expenditures billable to clients	18,365	10,286
Prepaid expenses and other current assets	6,719	5,409
Total current assets	156,567	81,112
Property, equipment and improvements, net	2,354	3,214
Intangible assets, net	10,744	16,126
Goodwill	6,904	6,904
Long-term restricted cash	855	855
Other assets	230	315
Total assets	$177,654	$108,526

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$15,632	$17,014
Accrued media payments	55,874	26,664
Client advances	6,496	9,080
Other accrued liabilities	10,246	6,978
Total current liabilities	88,248	59,736
Other non-current liabilities	1,196	1,379
Total liabilities	89,444	61,115
Total stockholders' equity	88,210	47,411
Total liabilities and stockholders' equity	$177,654	$108,526

VERITONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
AND COMPREHENSIVE LOSS
(in thousands, except per share and share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$16,818	$12,448	$57,708	$49,648
Operating expenses:
Cost of revenue	4,097	3,536	15,663	15,261
Sales and marketing	4,761	5,587	19,877	23,508
Research and development	3,706	4,526	14,379	22,776
General and administrative	15,244	12,085	50,080	47,314
Amortization	1,342	1,345	5,382	4,860
Total operating expenses	29,150	27,079	105,381	113,719
Loss from operations	(12,332)	(14,631)	(47,673)	(64,071)
Other (expense) income, net	(19)	95	(127)	541
Loss before provision for (benefit from) income taxes	(12,351)	(14,536)	(47,800)	(63,530)
Provision for (benefit from) income taxes	35	348	76	(1,452)
Net loss	$(12,386)	$(14,884)	$(47,876)	$(62,078)
Net loss per share:
Basic and diluted	$(0.43)	$(0.61)	$(1.73)	$(2.85)
Weighted average shares outstanding:
Basic and diluted	28,881,610	24,514,128	27,594,911	21,797,714
Comprehensive loss:
Net loss	$(12,386)	$(14,884)	$(47,876)	$(62,078)
Unrealized gain on marketable securities, net of income taxes	-	-	-	48
Foreign currency translation gain (loss), net of income taxes	9	4	20	(3)
Total comprehensive loss	$(12,377)	$(14,880)	$(47,856)	$(62,033)

VERITONE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(47,876)	$(62,078)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,407	5,947
Deferred income taxes, net	-	(1,489)
Warrant expense	102	-
Change in fair value of warrant liability	200	(16)
Provision for doubtful accounts	293	51
Stock-based compensation expense	19,539	20,657
Common stock returned from acquisition escrow	(146)	-
Other	(46)	-
Changes in assets and liabilities:
Accounts receivable	4,393	7,739
Expenditures billable to clients	(8,079)	(7,591)
Prepaid expenses and other current assets	(1,726)	(1,622)
Accounts payable	(1,382)	(11,718)
Accrued media payments	29,210	9,135
Client advances	(2,584)	9,554
Other accrued liabilities	3,311	1,006
Other liabilities	(183)	(7)
Net cash provided by (used in) operating activities	1,433	(30,432)

Cash flows from investing activities:
Proceeds from sales of marketable securities	-	13,614
Proceeds from the sale of equipment	56	-
Capital expenditures	(175)	(293)
Intangible assets acquired	-	(477)
Acquisition of businesses, net of cash acquired	-	(883)
Net cash (used in) provided by investing activities	(119)	11,961

Cash flows from financing activities:
Proceeds from common stock offerings, net	66,278	23,851
Proceeds from loan	6,491	-
Repayment of loan	(6,491)	-
Proceeds from the exercise of warrants	2,100	-
Proceeds from issuances of stock under employee stock plans, net	1,060	764
Net cash provided by financing activities	69,438	24,615

Net increase in cash and cash equivalents and restricted cash	70,752	6,144
Cash and cash equivalents and restricted cash, beginning of period	44,920	38,776
Cash and cash equivalents and restricted cash, end of period	$115,672	$44,920

VERITONE, INC.
REVENUE DETAIL (UNAUDITED)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Advertising	$9,747	$6,517	$31,550	$24,364
aiWARE SaaS Solutions	4,402	2,872	13,863	10,653
aiWARE Content Licensing and Media Services	2,669	3,059	12,295	14,631
Revenue	$16,818	$12,448	$57,708	$49,648

VERITONE, INC.
RECONCILIATION OF NON-GAAP NET LOSS TO GAAP NET INCOME (LOSS) (UNAUDITED)
(in thousands)
	Three Months Ended December 31,
	2020			2019
	Core Operations(1)	Corporate(2)	Total	Core Operations(1)	Corporate(2)	Total
Net loss	$(1,297)	$(11,089)	$(12,386)	$(4,613)	$(10,271)	$(14,884)
Provision for (benefit from) income taxes	—	35	35	—	348	348
Depreciation and amortization	1,348	243	1,591	1,347	258	1,605
Stock-based compensation expense	1,004	4,837	5,841	549	4,059	4,608
Change in fair value of warrant liability	—	—	—	—	(9)	(9)
State sales tax reserve	—	818	818	—	—	—
Stock offering costs	—	27	27	—	—	—
Lease termination charges	—	16	16	—	—	—
Business realignment and officer severance costs	—	145	145	242	37	279
Non-GAAP Net Income (Loss)	$1,055	$(4,968)	$(3,913)	$(2,475)	$(5,578)	$(8,053)

	Year Ended December 31,
	2020			2019
	Core Operations(1)	Corporate(2)	Total	Core Operations(1)	Corporate(2)	Total
Net loss	$(9,060)	$(38,816)	$(47,876)	$(24,019)	$(38,059)	$(62,078)
Provision for (benefit from) income taxes	—	76	76	—	(1,452)	(1,452)
Depreciation and amortization	5,538	869	6,407	4,836	1,111	5,947
Stock-based compensation expense	2,720	16,819	19,539	2,680	16,722	19,402
Change in fair value of warrant liability	—	200	200	—	(16)	(16)
Warrant expense	—	102	102	—	—	—
Gain on sale of asset	—	(56)	(56)	—	—	—
Interest expense	—	9	9	—	—	—
State sales tax reserve	—	818	818	—	—	—
Stock offering costs	—	27	27	—	—	—
Lease termination charges	—	16	16	—	—	—
Machine Box contingent payments	—	—	—	1,600	—	1,600
Performance Bridge earn-out fair value adjustment	—	—	—	139	—	139
Business realignment and officer severance costs	—	145	145	242	37	279
Non-GAAP Net Loss	$(802)	$(19,791)	$(20,593)	$(14,522)	$(21,657)	$(36,179)

(1)Core operations consists of the Company’s aiWARE operating platform of software, SaaS and related services; content, licensing and advertising agency services; and their supporting operations, including direct costs of sales as well as operating expenses for sales, marketing and product development and certain general and administrative costs dedicated to these operations.

(2)Corporate consists of general and administrative functions such as executive, finance, legal, people operations, fixed overhead expenses (including facilities and information technology expenses), other income (expenses) and taxes, and other expenses that support the entire company, including public company driven costs.

VERITONE, INC.
RECONCILIATION OF EXPECTED NON-GAAP NET LOSS RANGE
TO EXPECTED GAAP NET LOSS RANGE (UNAUDITED)
(in millions)
	Three Months Ending	Year Ending
	March 31, 2021	December 31, 2021
Net loss	($31.5) to ($31.0)	($66.1) to ($62.1)
Provision for income taxes	—	—
Lease abandonment	$4.5	$4.5
Depreciation and amortization	$1.4	$5.6
Stock-based compensation expense	$21.2	$38.0
Non-GAAP net loss	($4.4) to ($3.9)	($18.0) to ($14.0)

VERITONE, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL INFORMATION (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$16,818	$12,448	$57,708	$49,648
Cost of revenue	4,097	3,536	15,663	15,261
Gross profit	12,721	8,912	42,045	34,387

GAAP sales and marketing expenses	4,761	5,587	19,877	23,508
Stock-based compensation expense	(235)	(240)	(889)	(1,035)
Lease termination charges	(5)	—	(5)	—
Business realignment and officer severance costs	—	(72)	—	(72)
Non-GAAP sales and marketing expenses	4,521	5,275	18,983	22,401

GAAP research and development expenses	3,706	4,526	14,379	22,776
Stock-based compensation expense	(453)	(231)	(1,046)	(1,294)
Machine Box contingent payments	—	—	—	(1,600)
Business realignment and officer severance costs	—	(142)	—	(142)
Non-GAAP research and development expenses	3,253	4,153	13,333	19,740

GAAP general and administrative expenses	15,244	12,085	50,080	47,314
Depreciation	(249)	(260)	(1,025)	(1,087)
Stock-based compensation expense	(5,153)	(4,137)	(17,604)	(17,073)
Warrant expense	—	—	(102)	—
State sales tax reserve	(818)	—	(818)	—
Stock offering costs	(27)	—	(27)	—
Performance Bridge earn-out fair value adjustment	—	—	—	(139)
Business realignment and officer severance costs	(145)	(65)	(145)	(65)
Non-GAAP general and administrative expenses	8,852	7,623	30,359	28,950

GAAP amortization	(1,342)	(1,345)	(5,382)	(4,860)

GAAP loss from operations	(12,332)	(14,631)	(47,673)	(64,071)
Total non-GAAP adjustments (1)	8,427	6,492	27,043	27,367
Non-GAAP loss from operations	(3,905)	(8,139)	(20,630)	(36,704)

GAAP other (expense) income, net	(19)	95	(127)	541
Change in fair value of warrant liability	—	(9)	200	(16)
Interest expense	—	—	9	—
Lease termination charges	11	—	11	—
Gain on sale of asset	—	—	(56)	—
Non-GAAP other income, net	(8)	86	37	525

GAAP loss before income taxes	(12,351)	(14,536)	(47,800)	(63,530)
Total non-GAAP adjustments (1)	8,438	6,483	27,207	27,351
Non-GAAP loss before income taxes	(3,913)	(8,053)	(20,593)	(36,179)

Income tax provision (benefit)	35	348	76	(1,452)

GAAP net loss	(12,386)	(14,884)	(47,876)	(62,078)
Total non-GAAP adjustments (1)	8,473	6,831	27,283	25,899
Non-GAAP net loss	$(3,913)	$(8,053)	$(20,593)	$(36,179)

Shares used in computing non-GAAP basic and diluted net loss per share	28,882	24,514	27,595	21,798
Non-GAAP basic and diluted net loss per share	$(0.14)	$(0.33)	$(0.75)	$(1.66)

(1) Adjustments are comprised of the adjustments to GAAP gross profit, sales and marketing expenses, research and development expenses and general and administrative expenses and other income (expense), net (where applicable) listed above.

VERITONE, INC.
KEY PERFORMANCE INDICATORS (KPI's) (UNAUDITED)

	Quarter Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,
	2019	2019	2019	2019	2020	2020	2020	2020
Advertising
Average gross billings per active client (in 000's)(1)	469	488	490	511	533	614	625	632
Revenue during quarter (in 000's)	$5,714	$5,842	$6,197	$6,517	$5,881	$6,140	$7,372	$8,138

	Quarter Ended
	Mar 31,	Jun 30,	Sept 30,	Dec 31,	Mar 31,	Jun 30,	Sept 30,	Dec 31,
	2019	2019	2019	2019	2020	2020	2020	2020
aiWARE SaaS Solutions
Total accounts on platform at quarter end	911	941	980	1,069	1,587	1,753	1,791	1,896
New bookings received during quarter (in 000's)(2)	$1,316	$1,351	$1,384	$2,522	$1,397	$2,319	$2,083	$1,437
Total contract value of new bookings received during quarter (in 000’s)(3)	$2,092	$1,351	$1,724	$12,872	$2,312	$2,502	$2,469	$2,431
Revenue during quarter (in 000's)	$2,754	$2,677	$2,350	$2,872	$3,108	$3,002	$3,351	$4,402

(1)	For each quarter, reflects the average gross quarterly billings per agency client over the twelve month period through the end of such quarter for agency clients that are active during such quarter.
(2)

Represents the contractually committed fees payable during the first 12 months of the contract term, or the non-cancellable portion of the contract term (if shorter), for new contracts received in the quarter, excluding any variable fees under the contract (i.e., fees for cognitive processing, storage, professional services and other variable services).

(3)

Represents the total fees payable during the full contract term for new contracts received in the quarter (including fees payable during any cancellable portion and an estimate of license fees that may fluctuate over the term), excluding any variable fees under the contract (i.e., fees for cognitive processing, storage, professional services and other variable services).